UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2007

SI International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50080	52-2127278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12012 Sunset Hills Road 8th Floor Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code:     (703) 234-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 8, 2007, contemporaneously with the closing of its acquisition of LOGTEC, Inc. (“LOGTEC”), as further discussed below, SI International, Inc. and its subsidiaries (“SI International”) entered into a Second Amendment to the Amended and Restated Credit Agreement (“Second Amendment”) with a syndicate of lenders, including Wachovia Bank, National Association, a national banking association, which acted as administrative agent for the lenders.

The Second Amendment amended the terms and conditions of the Amended and Restated Credit Agreement entered into on February 9, 2005, as amended (the “Credit Agreement”), by increasing the amount of outstanding term debt by $25 million, to a total of approximately $95 million.  The outstanding balance of term loan shall accrue interest at a variable rate.  The term loan facility requires quarterly principal payments of approximately $250,900 until final payment is required at the term loan maturity date of February 9, 2011.  Additionally, SI International borrowed approximately $25 million from the revolving line of credit facility under the Credit Agreement. The outstanding balance under the revolving line of credit facility will accrue interest at a variable rate, with interest only payments being required until the facility matures on February 9, 2010.  SI International may repay either or both of the term loan facility and the revolving loan facility in whole or in part at anytime prior to their respective maturity dates.

Together with cash on hand, the funds borrowed under the Second Amendment and revolving loan facility will be used to finance the acquisition of LOGTEC and pay the fees and expenses related thereto.  If an event of default occurs and is continuing, SI International may be required immediately to repay all amounts outstanding under the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the Second Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

On June 8, 2007, SI International entered into the Second Amendment, the terms of which are described in Item 1.01 above.

Item 8.01               Other Events.

On June 8, 2007, SI International closed the acquisition of LOGTEC, Inc., an Ohio corporation, pursuant to a Stock Purchase Agreement dated May 23, 2007 (the “Agreement”) by and among SI International, LOGTEC, Jolene Mynhier, Meredith H. Mynhier, John M. Nowak and trustees of various trusts holding equity interests in LOGTEC  (the “Sellers”).  Under the terms of the Agreement, SI International acquired all of the outstanding capital stock of LOGTEC for $59 million in cash, of which $5.9 million has been deposited into an escrow account for 15 months after closing in order to secure post-closing indemnity obligations of the Sellers.  The purchase price is subject to an upward or downward adjustment based upon whether the working capital of LOGTEC at the closing of the acquisition is above or below the target working capital specified in the Agreement.  Each of the parties to the Agreement has made customary representations and warranties and agreed to certain indemnification obligations.  The Agreement also includes a non-competition covenant agreed to by each of the Sellers.

SI International’s June 11, 2007 press release announcing the closing of the acquisition of LOGTEC is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Second Amendment to Amended and Restated Credit Agreement, dated June 8, 2007, by and among SI International, as the Parent Borrower, each of the Subsidiary Borrowers identified on the signature pages thereto, the several banks and financial institutions from time to time parties to such Amended and Restated Credit Facility, and Wachovia Bank, National Association, as Administrative Agent.*

99.1	Press Release Dated June 11, 2007*

*  Included with this filing.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i)  the risk that the LOGTEC businesses will not be integrated successfully into SI International; (ii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition, the ability to maintain and/or strengthen the relationships with key clients, and to maximize cross-selling opportunities; and (iii) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  SI International undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI International, Inc.

By:	/s/ Thomas E. Dunn
Thomas E. Dunn, Executive Vice
President, Chief Financial Officer, and
Treasurer

Dated:    June 11, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

10.1

Second Amendment to Amended and Restated Credit Agreement, dated June 8, 2007, by and among SI International, as the Parent Borrower, each of the Subsidiary Borrowers identified on the signature pages thereto, the several banks and financial institutions from time to time parties to such Amended and Restated Credit Agreement, and Wachovia Bank, National Association, as Administrative Agent.*

99.1	Press Release Dated June 11, 2007*

*  Included with this filing.